Jerry H. Clay
102 N. College, Suite 507
Tyler, Texas 75702
(903) 597 - 0289

June 19, 2003

Letter Agreement

TUSCANY MINERALS, LTD.
J. Stephen Barley, President
2060 Gisby Street
West Vancouver, B.C.
V7V 4N3

Re:     Davey-Colley No. 1 Re-entry
                      Robert Earl Survey A-256, Anderson County, Texas

Dear Mr. Barley:

I have identified as a prospect (the “Prospect”) a well re-entry opportunity situated in Anderson County, Texas, more particularly described below, to wit:

527.23 acres, more or less, a part of the J.I. Aguilera Survey, A-5, the Robert Earl Survey, A-256, the J.L. Roundtree Survey, A-695, the E. Cone Survey, A-194, and the C.C. Stibbins Survey, A-754, and being the same land described in deed dated November 20, 1943 from M.A. Davey to Paul McKenzie and wife, recorded in Volume 331, at page 558 of the Deed Records of Anderson County, Texas (the “Prospect Lands”).

This letter, when executed by you in the space provided below, sets forth and confirms the understanding of our agreement concerning the re-entry and completion through connection to a pipeline of the well previously known as the Lamar Hunt LNR Company Inc. No. 1 well (the “LNR No. 1”) situated on the Prospect Lands in the Tennessee Colony East (Rodessa) Field, Anderson County, Texas, on the following terms and conditions (the “Letter Agreement”):

        Jerry H. Clay (“Clay”) represents that he controls under valid oil and gas leases eleven-twelfths (11/12 th ) of the undivided mineral interest under the Prospect Lands. Said leases are burdened by royalties and overriding royalty interests totaling no more than 25% of the production therefrom and cover all rights from the surface of the earth to the base of the Rodessa formation only. The primary term of the leases on the Prospect Lands will begin to expire on December 11, 2003. Furthermore said leases prohibit pooling without the prior consent of the lessors. This Letter Agreement is subject to the terms and conditions of the leases covering the Prospect Lands.

    Should it be necessary that the leases referenced herein be extended or renewed, each party hereto will pay its proportionate share of such costs on a “heads up” basis.

    Further, each party hereto agrees to pay its proportionate share of all costs associated with the preparation of a title opinion on a “heads up” basis.

        It is expressly understood and agreed by and between the parties hereto that there currently exists an un-leased 1/12 th mineral interest. Regardless of whether or not said outstanding mineral interest is secured by a valid oil and gas lease, or if said mineral interest owner participates as a working interest owner, or if said mineral interest owner does not reach agreement with Clay in any form, Clay will absorb any and all costs attributable to said 1/12 th mineral interest. Further, said 1/12 th outstanding mineral interest will not be subject to the area of mutual interest provisions set forth in the Operating Agreement referenced in paragraph 5 below. Said interest is controlled by C.G. Joyce/Yep, LLC.
    You agree that neither you nor anyone affiliated with you or your company will purchase, acquire an interest in or lease said outstanding mineral   interest without the express written consent of Clay for a term of six (6) months following the date of this Letter Agreement.

        Clay proposes to have the LNR No. 1 well re-entered to re-establish production from the Rodessa formation. Said re-entry attempt is hereinafter referred to as “Project”. You agree to pay $30,250 for leasehold costs and 61.111112% of all costs attributable to re-entering, completing and connecting the LNR No. 1 well to a pipeline. After the LNR No. 1 well has been connected to a pipeline and is producing commercial quantities of hydrocarbons, all further operations on the Prospect Lands from that point forward will be borne and paid for pro rata by all working interest owners in accordance with the operating agreement referenced in paragraph 5 below.

        For the above consideration, Clay does hereby agree to assign to you an undivided one-half (1/2) working interest with a corresponding six-sixteenths (6/16 th ) net revenue interest in and to the leases on the Prospect Lands covering 11/12ths of the undivided mineral interest. Clay shall deliver such assignment to you concurrently with your payment of such leasehold costs. Such assignment shall include a special warranty of title by, through or under Clay, but not otherwise.

       You agree to execute an operating agreement in the form attached hereto as Exhibit “A” and made a part hereof. To the extent that the provisions of this Letter Agreement conflict with the provisions of said operating agreement, the Letter Agreement shall control.

        If the project (re-entry of the LNR No. 1 well) is completed as a dry hole, you agree to pay 61.11112% of all costs attributable to the plugging or junking of the LNR No. 1 well. If the project is completed as a dry or junked hole and less than $100,000 exclusive of leasehold costs (to the 8/8ths working interest) has been spent in your best efforts attempt to drill out fish and re-enter the well and complete same, you may choose to participate in the drilling of a new well on the prospect lands under the same terms as described herein.

     However, if (i) the project is completed as a dry or junked hole and more than $100,000 exclusive of leasehold costs (to the 8/8ths working interest)  has been spent in your best efforts attempt to drill out fish and re-enter the well and complete same or (ii) the project is completed as a producer in commercial quantities, you may participate in the drilling of a new well on the Prospect Lands on a heads up basis (45.833332% of 8/8ths working interest) and said subsequent operations will be governed by the operating agreement.

     Notwithstanding, should Clay go non-consent in the drilling of this well, Clay will not be subject to the 400% non-consent penalty set forth in the Operating Agreement, but rather shall be subject to a 200% non-consent penalty. Said 200% non-consent penalty shall include recoupment of all costs incurred by you in drilling, completing and connecting said well to a pipeline.

     If the project is completed as a dry or junked hole and you choose not to participate in the drilling of such new well, upon receipt of $30,250 from Clay, you agree to assign all of your interest in the Prospect Lands to Clay.

        Nothing herein shall be considered as creating a partnership of any kind, it being understood that the parties hereto each own their respective interests in the leases to be assigned hereunder.

Time is of the essence in the performance of the obligations pursuant to this Letter Agreement. If the above outlined terms and conditions for participation in the Project correctly sets forth your understanding of our agreement, please so indicate by executing one original of this Letter Agreement and returning to the undersigned along with a check for $30,250 made payable to Jerry H. Clay for your portion of the Leasehold Costs.

Yours truly,

JERRY H. CLAY

                                                                                                                     /s/  Jerry H. Clay
By: __________________________
      Jerry H. Clay

Agreed and accepted this 20th day of June, 2003.

TUSCANY MINERALS, LTD.

                /s/  J.Stephen Barley
By: _____________________________
  J. Stephen Barley
    President